Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports on the consolidated financial statements of Homebase Acquisition, LLC as of and for the years ended December 31, 2004 and 2003 dated March 11, 2005 and the combined financial statements of Illinois Consolidated Telephone Company and Related Business (as predecessor company to Homebase Acquisition, LLC) as of and for the year ended December 30, 2002 included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-121086) and related Prospectus of Consolidated Communications Illinois Holdings, Inc. for the registration of            shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
June 2, 2005